Exhibit 99.2

November 10, 2010

Dear Shareholders:

I am pleased to invite you to attend a special meeting of shareholders of Monroe Bancorp on:

Thursday, December 16, 2010
10 a.m. EST
Bloomington/Monroe County Convention Center
302 South College Avenue
Bloomington, IN 47403

The purpose of the Special Meeting is to consider and vote upon the proposed merger between Monroe Bancorp and Old National Bancorp (“Old National”) pursuant to the Agreement and Plan of Merger dated October 5, 2010, by and between Monroe Bancorp and Old National. Under the terms of the Agreement, Monroe Bancorp will merge with and into Old National, and each outstanding share of Monroe Bancorp Common Stock will be converted into the right to receive 1.275 shares of Old National Common Stock, as described in the Agreement, a copy of which is attached to the accompanying proxy statement/prospectus. The exchange ratio may be adjusted under circumstances set forth in the Agreement and described in the proxy statement/prospectus.

The Board of Directors of Monroe Bancorp believes that the proposed merger between Old National and Monroe Bancorp is in the best interests of the shareholders of Monroe Bancorp, the customers and employees of Monroe Bancorp, and the communities which the Monroe Bank serves. Your Board of Directors has unanimously approved the Agreement and recommends that the shareholders approve it.

We have enclosed a Notice of Special Meeting of Shareholders and proxy statement/prospectus containing information about the Special Meeting and the proposed merger. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the merger without attending the special meeting. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. You may also vote via internet at https://www.proxyvotenow.com/mroe or via telephone at 1-866-594-5274. If you decide to attend the special meeting, you may vote your shares in person whether or not you have submitted a proxy.

Please give this matter your careful consideration.

Sincerely,

Mark D. Bradford
President & CEO
Monroe Bancorp/Monroe Bank